Exhibit 4.36

Private & Confidential

Dated 29 June 2012

FIFTH SUPPLEMENTAL AGREEMENT
relating to relating to a Revolving Credit Facility and a Guarantee and Letter of Credit Facility of
up to (originally) US$1,000,000,000
to

AEGEAN MARINE PETROLEUM S.A.
as Borrower

provided by
THE BANKS AND FINANCIAL INSTITUTIONS
listed in schedule 1
as Banks

Mandated Lead Arranger and Bookrunner
HSH NORDBANK AG

Agent, Security Agent and Account Bank
THE ROYAL BANK OF SCOTLAND PLC

NORTON ROSE

CONTENTS

Clause Page

Clause	Page

1.	Definitions	2

2.	Consent of the Creditors	3

3.	Amendments to Principal Agreement and Principal Corporate Guarantee	4

4.	Representations and warranties	7

5.	Conditions	8

6.	Supplemental Parties' confirmations	8

7.	Expenses	9

8.	Miscellaneous and notices	10

9.	Applicable law	10

Schedule 1 Names and lending offices of the Banks	11

Schedule 2 The Owners and their Ships	12

Schedule 3 Documents and evidence required as conditions precedent	14

THIS FIFTH SUPPLEMENTAL AGREEMENT is dated 29 June 2012 and made BETWEEN:

(1)	AEGEAN MARINE PETROLEUM S.A., a corporation incorporated in the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (the "Borrower");

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in schedule 1 as Banks (together the "Banks");

(3)	THE ROYAL BANK OF SCOTLAND PLC as agent (the "Agent");

(4)	THE ROYAL BANK OF SCOTLAND PLC as account bank (the "Account Bank");

(5)	THE ROYAL BANK OF SCOTLAND PLC as security agent (the "Security Agent");

(6)	HSH NORDBANK AG as mandated lead arranger and bookrunner (the "Arranger");

(7)	THE COMPANIES listed in Part A of schedule 2 as Owners (together the "Owners" and each an "Owner");

(8)
AEGEAN BUNKERING SERVICES INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Manager");

(9)	AEGEAN MANAGEMENT SERVICES M.C., a company incorporated in the Hellenic Republic whose registered office is at 42 Hatzikiriakou Street, 185 38 Piraeus, Greece (the "New Manager");

(10)
AEGEAN MARINE PETROLEUM NETWORK INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Corporate Guarantor"); and

(11)
AEGEAN PETROLEM INTERNATIONAL INC., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 ("APII").

WHEREAS:

(A)	this Agreement is supplemental to

(a)
the loan agreement dated 30 September 2008 (the "Original Agreement"), as amended and supplemented by various supplemental letters and agreements including a supplemental letter dated 26 January 2011 (the "Supplemental Letters") and as further amended and restated by a first supplemental agreement dated 16 March 2009 (the "First Supplemental Agreement"), by a second supplemental agreement dated 17 September 2009 (the "Second Supplemental Agreement"), by a third supplemental agreement dated 14 October 2010 (the "Third Supplemental Agreement") and by a fourth supplemental agreement dated 23 December 2011 (the "Fourth Supplemental Agreement" and, together with the Original Agreement, the Supplemental Letters, the First Supplemental Agreement, the Second Supplemental Agreement, and the Third Supplemental Agreement, the "Principal Agreement") made (inter alios) between (1) the Borrower as borrower, (2) the Banks as lenders, (3) the Agent, (4) the Arranger, (5) the Security Agent and (6) the Account Bank, relating to a revolving credit facility and a multi-currency guarantee and letter of credit facility of up to (originally) One billion Dollars ($1,000,000,000), made available by the Banks to the Borrower upon the terms and conditions set out therein; and

(b)
the corporate guarantee dated 17 September 2009 as amended by the third supplemental agreement dated 14 October 2010 and by the fourth supplemental agreement dated 23 December 2011 both mentioned above (together, the "Principal Corporate Guarantee") made between the Corporate Guarantor and the Agent in respect of the obligations of the Borrower under the Principal Agreement;

(B)
the Borrower has requested that (inter alia) the Banks agree that certain changes are made to the Principal Agreement and the Principal Corporate Guarantee, and this Agreement sets out (inter alia) the terms and conditions upon which the Creditors shall agree to such changes;

(C)
the Agent has issued to the Borrower and the Corporate Guarantor a letter dated 24 April 2012 (the "Letter Agreement') notifying them of the then current intentions of The Royal Bank of Scotland plc (as Bank) ("RBS") in connection with the availability of its Uncommitted Amount under the Agreement. Namely, the Letter Agreement notified the Borrower and the Corporate Guarantor that, notwithstanding the fact that RBS had no obligation whatsoever to make its Uncommitted Amount available in any event, RBS intended not to make available its Uncommitted Amount going forward, and that such unavailability was going to take place in a phased manner, leading to phased reductions of RBS's Guarantee Facility Commitment and Commitment in respect of RCF2, at the times, in the manner and otherwise in accordance with, and subject to the terms of, the Letter Agreement (but subject always to the reservation of RBS's rights referred to in Recitals (D) and (E) below);

(D)	further, the Letter Agreement notified the Borrower and the Corporate Guarantor that:

(a)
RBS intended to waive the 60% maximum cash drawing rule, as the same would normally apply under, and as a result of, clauses 2.19.3(b) and (d) of the Principal Agreement following the reductions of the Uncommitted Amounts of RBS referred to in the Letter Agreement and in Recital (C) above, but subject always to HSH Nordbank AG also accepting to waive such rule (which they have and HSH Nordbank AG hereby acknowledge and confirm that they have); and

(b)
the Creditors expressly reserved all their rights under the Principal Agreement and the other Security Documents (including the rights of the Banks to immediately and at any time reinstate the 60% maximum cash drawing rule referred to above and the rights of each Bank (including RBS) to invoke the provisions of the Loan Agreement under which their Uncommitted Amounts are unavailable at all times, including (in relation to RBS) at earlier or other times than those set out or implied in the Letter Agreement; and to the extent any such rights were not expressly reserved or were deemed not to have been so reserved in the Letter Agreement are hereby now reserved by the Banks and the Agent;

(E)
the Borrower and the Corporate Guarantor have acknowledged their agreement to the contents of the Letter Agreement by countersigning such letter on 26 April 2012 and hereby acknowledge and confirm their agreement (a) to the contents of the Letter Agreement again and (b) to the terms and conditions referred to in Recitals (C) and (D) above (including the reservation of rights of the Banks referred to in Recital (D), paragraph (b) above; and

(F)
consequently, the Letter Agreement and the terms and conditions referred to in Recitals (C), (D) and (E) of this Agreement (together with the Letter Agreement, the "Supplemental Terms") are supplemental to the Principal Agreement and constitute an integral part of the Principal Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	Definitions

1.1	Defined expressions

Words and expressions defined in the Principal Agreement shall unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used in this Agreement.

1.2	Definitions

In this Agreement, unless the context otherwise requires:

"Corporate Guarantee" means the Principal Corporate Guarantee as amended by this Agreement;

"Creditors" means the Agent, the Arranger, the Security Agent, the Banks and the Account Bank and "Creditor" means any of them;

"Effective Date" means the date, no later than 29th June 2012, on which the Agent notifies the Borrower in writing that the Agent has received the documents and evidence specified in clause 5 and schedule 3 in a form and substance satisfactory to it;

"Loan Agreement" means the Principal Agreement as amended and supplemented by this Agreement but always subject to the terms of the Supplemental Terms;

"Relevant Documents" means this Agreement; and

"Relevant Parties" means the Borrower, the Owners, the Manager, the New Manager, APII, the Corporate Guarantor or, where the context so requires or permits, means any or all of them.

1.3	Principal Agreement and Principal Corporate Guarantee

1.3.1
References in the Principal Agreement to "this Agreement" shall, with effect from the Effective Date and unless the context otherwise requires, be references to the Principal Agreement as amended by this Agreement and words such as "herein", "hereof', "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Agreement, shall be construed accordingly.

1.3.2	References in the Principal Corporate Guarantee to "this Guarantee" shall, with effect from the

Effective Date and unless the context otherwise requires, be references to the Principal Corporate Guarantee as amended by this Agreement and words such as "herein", "hereof", "hereunder", "hereafter", "hereby" and "hereto", where they appear in the Principal Corporate Guarantee, shall be construed accordingly.

1.4	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.5	Construction of certain terms

Clauses 1.4 and 1.5 of the Principal Agreement shall apply to this agreement (mutatis mutandis) as if set out herein and as if references therein to "this Agreement" were references to this Agreement.

2.	Consent of the Creditors

The Creditors, relying upon the representations and warranties made by each of the Supplemental Parties in clause 4, agree with the Borrower that, with effect on and from the Effective Date and subject to the terms and conditions of this Agreement and in particular, but without prejudice to the generality of the foregoing, fulfilment on or before 29th June 2012 of the conditions contained in clause 5 and schedule 3, the Creditors agree to the amendments of the Principal Agreement and the Principal Corporate Guarantee on the terms set out in clause 3.

3.	Amendments to Principal Agreement and Principal Corporate Guarantee

3.1	Amendments to Principal Agreement

The Principal Agreement shall, with effect on and from the Effective Date, be (and it is hereby) amended so as to read in accordance with the following provisions (and the Principal Agreement (as so amended) will continue to be binding upon the Creditors and the Borrower upon such terms as so amended):

3.1.1	by deleting the definition of "Corporate Guarantee" in clause 1.2 of the Principal Agreement in its entirety and by inserting in its place the following new definition of "Corporate Guarantee":

"Corporate Guarantee" means the corporate guarantee dated 17 September 2009 executed by the Corporate Guarantor in favour of the Security Agent as amended and supplemented by the Third Supplemental Agreement, the Fourth Supplemental Agreement and the Fifth Supplemental Agreement;";

3.1.2	by inserting the following new definition of "Fifth Supplemental Agreement" in the correct alphabetical order in clause 1.2 of the Principal Agreement:

""Fifth Supplemental Agreement" means the agreement dated 29 June 2012 supplemental to this Agreement made between (inter alios) the Borrower, the Agent and the Banks;"; and

3.1.3	by inserting the words ", the Fifth Supplemental Agreement" after the words "the Fourth Supplemental Agreement" in the definition of "Security Documents" in clause 1.2 of the Principal Agreement.

3.2	Amendments to Principal Corporate Guarantee

The Principal Corporate Guarantee shall, with effect on and from the Effective Date, be (and it is hereby) amended so as to read in accordance with the following provisions (and the Principal Corporate Guarantee (as so amended) will continue to be binding upon each of the parties thereto upon such terms as so amended):

3.2.1	by deleting clause 5.3.1 of the Principal Corporate Guarantee in its entirety and by inserting in its place the following new clause 5.3.1:

"5.3.1
The Guarantor undertakes with the Security Agent that, from the date of this Guarantee and so long as any moneys are owing under the Security Documents and while all or any part of any Facility remains available, it will ensure that:

(a)	Consolidated Book Net Worth

the Consolidated Book Net Worth shall not be less than Four hundred and ten million Dollars ($410,000,000) at the end of any Accounting Period;

(b)	Consolidated Leverage Ratio

the Consolidated Leverage Ratio shall not be higher than 0.70:1.0 at the end of any Accounting Period;

(c)	Liquidity

it maintains on a consolidated basis:

(i)	Consolidated Liquid Funds of no less than $30,000,000 at the end of each calendar month and at the end of each Accounting Period; and

(ii)	Consolidated Liquid Funds of no less than $30,000,000 at the end of each calendar month and at the end of each Accounting Period; and

(d)	Interest Cover Ratio

the Interest Cover Ratio shall be higher than:

(i)	2.0:1.0 at the end of each Accounting Period ending on or before 31 December 2010;

(ii)	1.35:1.0 at the end of each Accounting Period ending between 1 January 2011 and 31 December 2011 (inclusive); and

(iii)	1.6:1.0 at the end of each Accounting Period ending after 1 January 2012; and

(e)	Current Ratio

the Current Ratio shall not be less than:

(i)	1.15:10 at the end of each Accounting Period ending on or before 30 January 2012;

(ii)	1.05:1.0 at the end of each of Accounting Period ending between 31 January 2012 and 31 January 2013 (both inclusive); and

(iii)	1.15:1.0 at the end of each Accounting Period ending after 1 February 2013.";

3.2.2	by inserting the following new clause 5.4 after clause 5.3 of the Principal Corporate Guarantee:

"5.4	Most favoured nation

5.4.1
Without prejudice to the provisions of clause 5.2, the Guarantor undertakes that it will not agree to or grant or agree to grant at any time for the benefit of, or in favour of, any of its lenders or creditors a minimum Current Ratio undertaking which is higher than 1.05:1.0 (the "more favourable rights").

5.4.2
Without prejudice to clause 5.4.1 and the consequences of its breach by the Guarantor under clause 10 of the Agreement, in the event that and each time that the Guarantor agrees to, or grants, or agrees to grant, any more favourable rights in breach of clause 5.4.1, the Guarantor undertakes and agrees with the Security Agent:

(a)	to notify the Security Agent forthwith after the relevant agreement to, or the granting of or any agreement to grant (as the case may be), such more favourable rights;

(b)
to agree to, provide and grant, such more favourable rights also in favour of the Security Agent and the other Creditors under or in connection with this Guarantee and the other Security Documents (and the transactions contemplated thereunder), by entering into (and/or by procuring that any Security Party or any other person entering into) such documentation as the Security Agent shall reasonably require, immediately after the Security Agent's request to the Guarantor; and

(c)
any such more favourable rights shall in any event apply to this Guarantee and the other Security Documents automatically from the time they are granted to the other lender or creditor, and irrespective of whether the Guarantor and the other Security Parties have complied with their other obligations under this clause 5.4, except if the Security Agent at any time advises the Guarantor that such or certain of such more favourable rights will not so apply and always without prejudice to the terms and conditions of this Guarantee and the other Security Documents."; and

3.2.3	by deleting clause 1 of schedule 1 (Form of Compliance) of the Principal Corporate Guarantee in its entirety and by inserting in its place the following new clause 1:

"1	Financial undertakings

(a)	Consolidated Book Net Worth shall not be less than $410,000,000 at the end of any Accounting Period: -

As at [insert date of accounts] Consolidated Book Net Worth is $[•] and is calculated as follows:

➢	[•]

➢	[•]

(b)	Consolidated Leverage Ratio shall not be higher than 0.7:1.0 at the end of any Accounting Period: -

As at [insert date of accounts] Consolidated Leverage Ratio is [•] and is calculated as the ratio of:

➢	Consolidated Debt is $[•]

➢	Consolidated Total Assets are $[•].

(c)	Consolidated Liquid Funds of no less than $30,000,000 at the end of each calendar month and $15,000,000 at the end of each Accounting Period: -

As at [insert date of accounts], the Consolidated Liquid Funds are $[•] and are calculated as follows:

➢	cash held with the Account Bank of $[•];

➢	cash held with [•] of $[•];

➢	cash held with [•] of $[•];

➢	cash held with [•] of $[•];

➢	the undrawn amount of any committed overdraft facilities available to any member of the Group (including the Overdraft Facility) of $[•]; and

➢	other, such as [•] of $[•].".

(d)	Interest Cover Ratio shall be higher than [2.0] [1.35] [1.6]:1.0 at the end of each Accounting Period:-

As at [insert date of accounts] Interest Cover Ratio is [•] and is calculated as follows:

➢	EBIT is $[•]

➢	Interest Expense is $[•].

(e)	Current Ratio shall not be less than [1.15] [1.05] [1.15]:1.0 at the end of each Accounting Period:-

As at [insert date of accounts] Current Ratio is [•] and is calculated as follows:

➢	Consolidated Current Assets are $[•]

➢	Consolidated Current Liabilities are $[•].

[and we hereby confirm that the above comply with the provisions of clause 5.3.1 of the Corporate Guarantee.]".

3.3	Continued force and effect

Save as amended by this Agreement, the provisions of the Principal Agreement and the Principal Corporate Guarantee shall continue in full force and effect and (a) the Principal Agreement and this Agreement shall be read and construed as one instrument and (b) the Principal Corporate Guarantee and this Agreement shall be read and construed as one instrument.

4.	Representations and warranties

4.1	Primary representations and warranties

Each of the Supplemental Parties represents and warrants to the Creditors that:

4.1.1	Existing representations and warranties

the representations and warranties set out in clause 7 of the Principal Agreement and clause 4 of the Principal Corporate Guarantee and each Owner's Guarantee were true and correct on the date of the Principal Agreement and are true and correct, including to the extent that they may have been or shall be amended by this Agreement, as if made on the date of this Agreement with reference to the facts and circumstances existing on such date;

4.1.2	Corporate power

each of the Relevant Parties has power to execute, deliver and perform its obligations under the Relevant Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken by each of the Relevant Parties to authorise the execution, delivery and performance of the Relevant Documents to which it is or is to be a party;

4.1.3	Binding obligations

the Relevant Documents to which it is or is to be a party are duly executed by the Relevant Parties and constitute valid and legally binding obligations of each of the Relevant Parties enforceable in accordance with their terms;

4.1.4	No conflict with other obligations

the execution, delivery and performance of the Relevant Documents to which it is or is to be a party by each of the Relevant Parties will not (i) contravene any existing law, statute, rule or regulation or any judgment, decree or permit to which any of the Relevant Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Relevant Parties is a party or is subject or by which it or any of its property is bound or (iii) contravene or conflict with any provision of the constitutional documents of any of the Relevant Parties or (iv) result in the creation or imposition of or oblige any of the Relevant Parties to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertaking, assets, rights or revenues of any of the Relevant Parties;

4.1.5	No filings required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of any of the Relevant Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to the Relevant Documents and each of the Relevant Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

4.1.6	Choice of law

the choice of English law to govern the Relevant Documents and the submissions by the Relevant Parties to the non-exclusive jurisdiction of the English courts are valid and binding; and

4.1.7	Consents obtained

every consent, authorisation, licence or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Relevant Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Relevant Documents to which it is or will become a party or the performance by any of the Relevant Parties of their respective obligations under such documents has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

4.2	Repetition of representations and warranties

Each of the representations and warranties contained in clause 4.1 of this Agreement, clause 7 of the Principal Agreement and clause 4 of the Principal Corporate Guarantee and each Owner's Guarantee, shall be deemed to be repeated by the Supplemental Parties on the Effective Date as if made with reference to the facts and circumstances existing on such day.

5.	Conditions

5.1	Documents and evidence

The consent of the Creditors referred to in clause 2 shall be subject to the receipt by the Agent or its duly authorised representative of the documents and evidence specified in schedule 3 in form and substance satisfactory to the Agent.

5.2	General conditions precedent

The consent of the Creditors referred to in clause 2 shall be further subject to:

5.2.1	the representations and warranties in clause 4 being true and correct on the Effective Date as if each was made with respect to the facts and circumstances existing at such time; and

5.2.2	no Event of Default having occurred and continuing at the time of the Effective Date.

5.3	Waiver of conditions precedent

The conditions specified in this clause 5 are inserted solely for the benefit of the Banks and the Agent and may be waived by the Agent (acting on the instructions of all the Banks) in whole or in part with or without conditions.

6.	Supplemental Parties' confirmations

Each of the Supplemental Parties hereby confirms its consent to the amendments to the Principal Agreement and the Principal Corporate Guarantee, and the other arrangements contained in this Agreement and agrees that:

6.1
each of the Security Documents to which it is a party, and its obligations thereunder, shall remain in full force and effect notwithstanding the amendments made to the Principal Agreement and the Principal Corporate Guarantee by this Agreement and the other arrangements contained in this Agreement;

6.2
its obligations under the relevant Security Documents to which it is a party include any and all amounts owing by the Borrower under the Principal Agreement as amended and supplemented by this Agreement;

6.3
with effect from the Effective Date, references to "the Agreement" or the "the Loan Agreement", or the "Facility Agreement" (or similar or equivalent references) in any of the Security Documents to which it is a party, shall henceforth be references to the Principal Agreement as amended and supplemented by this Agreement and as from time to time hereafter amended; and

6.4
with effect from the Effective Date references to the "Corporate Guarantee" (or similar or equivalent references) in any of the Security Documents to which it is a party, shall henceforth be references to the Principal Corporate Guarantee as amended and supplemented by this Agreement and as from time to time hereafter amended.

7.	Expenses

7.1	Expenses

The Borrower agrees to pay to the Agent on a full indemnity basis on demand all expenses (including legal and out-of-pocket expenses) incurred by the Creditors or any of them:

7.1.1
in connection with the negotiation, preparation, execution and, where relevant, registration of this Agreement and the other Relevant Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement or the other Relevant Documents; and

7.1.2
in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under this Agreement or the other Relevant Documents or otherwise in respect of the monies owing and obligations incurred under this Agreement and the other Relevant Documents, together with interest at the rate and in the manner referred to in clause 3.4 of the Principal Agreement from the date on which such expenses were incurred to the date of payment (as well after as before judgment).

7.2	Value Added Tax

All expenses payable pursuant to this clause 7 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Creditors or any of them under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

7.3	Stamp and other duties

The Borrower agrees to pay to the Agent on demand all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Creditors or any of them) imposed on or in connection with this Agreement and the other Relevant Documents and shall indemnify the Creditors against any liability arising by reason of any delay or omission by the Borrower to pay such duties or taxes.

8.	Miscellaneous and notices

8.1	Notices

The provisions of clause 17 of the Principal Agreement shall extend and apply to the giving or making of notices or demands hereunder as if the same were expressly stated herein and for this purpose any notices to be sent to the Supplemental Parties or any of them hereunder shall be sent to the same address as the address indicated for the "Borrower" in the said clause 17 save that any notices to be sent to the Corporate Guarantor hereunder shall be sent to the address of the Corporate Guarantor referred to in clause 8.1 of the Principal Corporate Guarantee.

8.2	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

9.	Applicable law

9.1	Law

This Agreement and any non-contractual obligations in connection with this Agreement are governed by and shall be construed in accordance with English law.

9.2	Submission to jurisdiction

Each of the Supplemental Parties agrees, for the benefit of the Creditors, that any legal action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement) against any of the Supplemental Parties or any of its assets may be brought in the English courts. Each of the Supplemental Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Riches Consulting at present of Little Coombe, Longfield Road, Dorking, Surrey RH4 3DE, England to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Creditors or any of them to take proceedings against any of the Supplemental Parties in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the Courts of England and not those of any other State shall have jurisdiction to determine any claim which any of the Supplemental Parties may have against the Creditors or any of them arising out of or in connection with this Agreement (including any non-contractual obligations connected with this Agreement).

9.3	Contracts (Rights of Third Parties) Act 1999

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1
Names and lending offices of the Banks

Name	Lending Office
The Royal Bank of Scotland plc	45 Akti Miaouli 185 36 Piraeus Greece
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany

Schedule 2
The Owners and their Ships

Part A
The Owners

	(1) Owner	(2) Country of Incorporation	(3) Registered office
1	Aegean Daisy Maritime Company	Greece	44 Hatzikiriakou Street, 185 38 Piraeus, Greece
2	Aegean Rose Maritime Company	Greece	44 Hatzikiriakou Street, 185 38 Piraeus, Greece
3	Mare Vision S.A.	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
4	Sea Breezer Marine S.A.	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
5	Aegean Breeze Maritime Company	Greece	44 Hatzikiriakou Street, 185 38 Piraeus, Greece
6	Aegean Tiffany Maritime Company	Greece	44 Hatzikiriakou Street, 185 38 Piraeus, Greece
7	Aegean X Maritime Inc.	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
8	Pontos Navigation Inc.	Marshall Islands	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
9	Aegean Marine Petroleum LLC	United Arab Emirates	P.O. Box 2688, Khorfakkan, Emirate of Sharjah, United Arab Emirates
10	Victory Sea Shipping S.A.	Liberia	80 Broad Street, Monrovia, Republic of Liberia

Part B

The Ships and their details

	(1) Name/Hull Number	(2) Flag State	(3) IMO No.	(4) Owning Company
1	Aegean Daisy	Greek	7729007	Aegean Daisy Maritime Company
2	Aegean Rose	Greek	7729019	Aegean Rose Maritime Company
3	Aegean XI	Liberia	8411255	Mare Vision S.A.
4	Aegean Princess	Gibraltar	8821759	Sea Breezer Marine S.A.
5	Aegean Breeze I	Greek	9314466	Aegean Breeze Maritime Company
6	Aegean Tiffany	Greek	9314478	Aegean Tiffany Maritime Company
7	Aegean X	Liberia	8209664	Aegean X Maritime Inc.
8	Leader	Panama	8400000	Pontos Navigation Inc.
9	Aegean Flower	United Arab Emirates	8978394	Aegean Marine Petroleum LLC
10	Aeolos	Liberia	8820951	Victory Sea Shipping S.A.

Schedule 3
Documents and evidence required as conditions precedent

(referred to in clause 5.1)

1.	Corporate authorisation

In relation to each of the Relevant Parties:

(a)	Constitutional documents

copies certified by an officer of each of the Relevant Parties, as a true, complete and up to date copies, of all documents which contain or establish or relate to the constitution of that party or a secretary's certificate confirming that there have been no changes or amendments to the constitutional documents certified copies of which were previously delivered to the Agent pursuant to the Principal Agreement;

(b)	Resolutions

copies of resolutions of each of its board of directors and, if required, its shareholders/stockholders approving such of the Relevant Documents to which it is or is to be a party and the terms and conditions hereof and thereof and authorising the signature, delivery and performance of each such party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of the Relevant Parties as:

(i)	being true and correct;

(ii)	being duly passed at meetings of the directors of such Relevant Party and of the shareholders/stockholders of such Relevant Party, each duly convened and held;

(iii)	not having been amended, modified or revoked; and

(iv)	being in full force and effect,

together with originals or certified copies of any powers of attorney issued by such Relevant Party pursuant to such resolutions; and

(c)	Certificate of incumbency

a list of directors and officers of each Relevant Party specifying the names and positions of such persons, certified (in a certificate dated no earlier than five (5) Banking Days prior to the date of this Agreement) by an officer of such Relevant Party to be true, complete and up to date;

2.	Consents

a certificate (dated no earlier than five (5) Banking Days prior to the date of this Agreement) from an officer of each of the Relevant Parties stating that no consents, authorisations, licences or approvals are necessary for such Relevant Party to authorise, or are required by each of the Relevant Parties or any other party (other than the Creditors) in connection with, the execution, delivery, and performance of the Relevant Documents to which they are or will be a party;

3.	Legal opinions

such legal opinions in relation to the laws of Greece, Liberia, the Marshall. Islands, Panama, United Arab Emirates and any other legal opinions as the Agent shall in its reasonable discretion deem appropriate; and

4.	Process agent

an original or certified true copy of a letter from each Relevant Party's agent for receipt of service of proceedings accepting its appointment under this Agreement and the other Relevant Documents in which it is or is to be appointed as such Relevant Party's agent.

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of each of AEGEAN MARINE PETROLEUM S.A. as Borrower in the presence of:		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

Banks

SIGNED by F. Bratimos for and on behalf of THE ROYAL BANK OF SCOTLAND PLC as Bank	) ) ) )	/s/ F. Bratimos Attorneys-in-fact

SIGNED by A. Kekatou for and on behalf of HSH NORDBANK AG as Bank	) ) ) )	/s/ A. Kekatou Attorney-in-fact

Agent

SIGNED by F. Bratimos for and on behalf of THE ROYAL BANK OF SCOTLAND PLC as Agent	) ) ) )	/s/ F. Bratimos Attorneys-in-fact

SecurityAgent

SIGNED by F. Bratimos for and on behalf of THE ROYAL BANK OF SCOTLAND PLC as Security Agent	) ) ) )	/s/ F. Bratimos Attorneys-in-fact

Account Bank

SIGNED by F. Bratimos for and on behalf of THE ROYAL BANK OF SCOTLAND PLC as Account Bank	) ) ) )	/s/ F. Bratimos Attorneys-in-fact

Issuing Bank

SIGNED by F. Bratimos for and on behalf of THE ROYAL BANK OF SCOTLAND PLC as Issuing Bank	) ) ) )	/s/ F. Bratimos Attornesy-in-fact

Arranger

SIGNED by A. Kekatou for and on behalf of HSH NORDBANK AG as Arranger	) ) ) )	/s/ A. Kekatou Attorney-in-fact

Owners

EXECUTED as a DEED by A. Manitsas for and on behalf of AEGEAN DAISY MARITIME COMPANY as Owner in the presence of:		) ) ) ) )	/s/ A. Manitsas Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

EXECUTED as a DEED by A. Manitsas for and on behalf of AEGEAN ROSE MARITIME COMPANY as Owner in the presence of:		) ) ) ) )	/s/ A. Manitsas Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of MARE VISION S.A. as Owner in the presence of:		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of each of SEA BREEZER MARINE S.A. as Owner in the presence of:		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

EXECUTED as a DEED by K. Kyriakou for and on behalf of AEGEAN BREEZE MARITIME COMPANY as Owner in the presence of:		) ) ) ) )	/s/ K. Kyriakou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

EXECUTED as a DEED by K. Kyriakou for and on behalf of AEGEAN TIFFANY MARITIME COMPANY as Owner in the presence of:		) ) ) ) )	/s/ K. Kyriakou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of AEGEAN X MARITIME INC. as Owner in the presence of:		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of PONTOS NAVIGATION INC. as Owner in the presence of:		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of AEGEAN MARINE PETROLEUM LLC as Owner in the presence of:		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of VICTORY SEA SHIPPING S.A. as Owner in the presence of:		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

Manager

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of AEGEAN BUNKERING SERVICES INC. in the presence of: as Manager		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

New Manager

EXECUTED as a DEED by K. Kyriakou for and on behalf of AEGEAN MANAGEMENT SERVICES M.C. in the presence of: as New Manager		) ) ) ) )	/s/ K. Kyriakou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

Corporate Guarantor

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of AEGEAN MARINE PETROLEUM NETWORK INC. in the presence of: as Corporate Guarantor		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP

APII

EXECUTED as a DEED by Y. Koumbiadou for and on behalf of AEGEAN PETROLEUM INTERNATIONAL INC. in the presence of: as APII		) ) ) ) )	/s/ Y. Koumbiadou Attorney-in-fact
/s/ Anthi Kekatou Witness
Name: Address: Occupation:	Anthi Kekatou Solicitor Norton Rose LLP